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EXHIBIT 21.1 - Subsidiaries of the Registrant


McWhorter Technologies Sales Corporation (Bermuda)
McWhorter Holdings Ltd. (United Kingdom)
     McWhorter Technologies, S.p.A. (Italy)
          Syntech France S.a.r.l. (France)
          Syntech (Far East) Company Ltd. 50% owned (Hong Kong)
          Shunde Synthetic Resin Company Ltd. 100% owned by Syntech (Far East) McWhorter Technologies, Ltd. (United Kingdom)
McWhorter Technologies Holdings AB (Sweden)
     McWhorter Technologies, AB (Sweden)
McWhorter Technologies, OY (Finland)
McWhorter Technologies Thailand Company Limited less than 50% owned (Thailand)